DWS DREMAN VALUE INCOME
EDGE FUND, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF CORPORATION
PURSUANT TO SECTION 2-605(A)(1))

DWS DREMAN VALUE INCOME EDGE
FUND, INC., a Maryland corporation
(which is hereinafter called the
"Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

	FIRST:  Article I of the Charter of
the Corporation is hereby amended to read as follows:

"The name of the corporation is
DWS High Income Opportunities
Fund, Inc. (the "Corporation")."

	SECOND:  A majority of the entire
Board of Directors of the Corporation,
acting at a meeting duly called and held on October 1, 2010, adopted resolutions approving the amendment of the Charter of the Corporation as described above. The amendment is limited to changes expressly authorized by Section 2-605 of the Maryland
General Corporation Law to be made
without action by the stockholders.

	THIRD:  These Articles of
Amendment shall become effective at 5:00 p.m. Eastern Time on November 5, 2010.


IN WITNESS WHEREOF, DWS Dreman
Value Income Edge Fund, Inc. has caused
these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 5th day of November, 2010; and its Vice President acknowledges that these Articles of
Amendment are the act of DWS Dreman
Value Income Edge Fund, Inc. and he
further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DWS DREMAN VALUE INCOME EDGE FUND,INC.



/s/Rita Rubin_________
	/s/John Millette___________
Rita Rubin
	John Millette
Assistant Secretary
	Vice President